UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 4, 2015

PRA Group, Inc.
__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	888-772-7326

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On August 4, 2015, PRA Group, Inc. (the "Company") entered into a Fifth Amendment (the “Fifth Amendment”) to the Credit Agreement dated as of December 19, 2012, as amended from time to time, by and among the Company, its domestic wholly-owned subsidiaries as guarantors, certain lenders, Bank of America, N.A. as administrative agent, swing line lender, and L/C issuer, and certain other agents and arrangers named therein, pursuant to which the Lenders agreed to provide a senior credit facility to the Company (the “Credit Agreement”).  Among other things, the Fifth Amendment (a) adds Bank of America, N.A., acting through its Canada branch, as Canadian Administrative Agent under the Credit Agreement, (b) adds the Company’s wholly-owned subsidiary, PRA Group Canada Inc., as a Borrower under the Credit Agreement, (c) removes the Financial Covenant with respect to Consolidated Tangible Net Worth, (d) terminates the Multi Currency Revolving B Commitments, (e) adds $50,000,000 of Canadian Revolving Commitments, (f) modifies the definition of Permitted Acquisitions to increase the baskets included therein, (g) permits Company subsidiaries organized under the laws of Brazil to borrow up to $150,000,000 and to grant liens with respect to such borrowings, and (h) acknowledges the change of the Company’s legal name in October 2014 to PRA Group, Inc. The aggregate commitments under the Credit Agreement have not changed.

The foregoing description of the Fifth Amendment is qualified in its entirety by reference to the full text of the Fifth Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1 Fifth Amendment, entered into as of August 4, 2015, to the Credit Agreement dated as of December 19, 2012, by and among the Company, the Company’s wholly-owned subsidiary, PRA Group Canada Inc., the Company’s domestic wholly-owned subsidiaries as guarantors, certain lenders, Bank of America, N.A. as administrative agent, swing line lender, and L/C issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Administrative Agent, and certain other agents and arrangers named therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA Group, Inc.

August 10, 2015	By:	/s/ Kevin P. Stevenson

Name: Kevin P. Stevenson
Title: EVP/CFO